[Letterhead of]

                 [J.P. Morgan & Co. Incorporated]

                                                    May [ ], 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re: J.P. Morgan Index Funding Company, LLC and J.P. Morgan & Co. Incorporated Amendment No. 2 to the Registration Statement on Form S-3 File No. 333-01121

Dear Sir or Madam:

          I am a Vice President, Assistant General Counsel and Assistant Secretary of J.P. Morgan & Co. Incorporated, a Delaware corporation ("J.P. Morgan"), and J.P. Morgan is a Managing Member of J.P. Morgan Index Funding Company, LLC, a Delaware limited liability company (the "Company"). In such capacity, I am acting as counsel to J.P. Morgan and the Company in connection with Amendment No. 2 to the Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") with respect to $700,000,000 aggregate amount of Securities. Capitalized terms used but not defined herein have the meaning given them in the Registration Statement.

          I have examined such documents and made such other investigations as I have deemed necessary or advisable for purposes of this opinion. Based thereon, I am of the opinion that:

          1. J.P. Morgan is a corporation duly organized and validly existing under the laws of the State of Delaware, and the Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

          2. The Preferred Securities, when (i) validly authorized by one or more written actions of the Managing Members of the Company in conformity with the Amended and Restated Limited Liability Company Agreement of the Company (the "LLC Agreement"), (ii) issued, executed and paid for as contemplated in the Registration Statement and (iii) the books and records of the Company set forth the names and addresses of all persons to be admitted as members of the Company, will be validly issued, fully paid and nonassessable limited liability company interests in the Company, as to which the holders thereof will have no liability solely by reason of being holders of Preferred Securities in excess of their obligations to make payments provided for in the LLC Agreement and their share of the Company's assets and undistributed profits (subject to the obligation of a holder of Preferred Securities to repay any funds wrongfully distributed to it).

          3. The Guarantee Agreement, when duly executed and delivered and when Preferred Securities entitled to the benefits of the Guarantee Agreement have been duly issued and sold as contemplated by the Registration Statement and any Prospectus Supplement relating thereto, will constitute a valid and legally binding agreement of the Company, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affect creditors' rights generally and the rights of bank holding companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name under the caption "Legal Opinions" in the Prospectus contained in the Registration Statement.


                                   Very truly yours,

                                   /s/ Margaret M. Foran
                                   -----------------------
                                   Margaret M. Foran